Exhibit 2.2

AMENDED

LP 372 414

FILED

JUL 22 2024

MLT

REGISTRAR OF COMPANIES

PARTNERSHIP ACT

(Section 51 and Section 70)

AMENDED AND RESTATED CERTIFICATE OF LIMITED PARTNERSHIP

RED MOUNTAIN VENTURES LIMITED PARTNERSHIP

(LP0372414)

The undersigned hereby certifies that it is the sole general partner (the “General Partner”) of Red Mountain Ventures Limited Partnership (the “Partnership”) under a limited partnership agreement dated May 14, 2004, as amended on May 13, 2009, August 5, 2011, April 4, 2012, June 29, 2017, June 30, 2017, July 1, 2017 and July 18, 2024 (the “Partnership Agreement”), and that the Certificate of Limited Partnership filed with the Registrar of Companies on May 14, 2004, as amended on September 28, 2011, May 28, 2012, June 29, 2017 and July 13, 2017, is hereby amended and restated as follows (any capitalized term not otherwise defined herein has the meaning specified in the Partnership Agreement):

1.	BUSINESS NAME

The name under which the business of the Limited Partnership is to be conducted is:

RED MOUNTAIN VENTURES LIMITED PARTNERSHIP

2.	REGISTERED OFFICE

19th Floor, 885 West Georgia Street, Vancouver, British Columbia V6C 3H4

3.	NATURE OF BUSINESS

The nature of the business of the Limited Partnership shall be that of the business of owning and operating the Red Mountain ski resort at Rossland, British Columbia and owning and developing certain real estate surrounding the Red Mountain Ski Resort, all of which is carried on by the Limited Partnership’s Subsidiaries and Affiliates.

4.	GENERAL PARTNER NAME AND ADDRESS

The full name and registered office of the General Partner is as follows:

General Partner	0677457	Address

Red Mountain Ventures G.P. Ltd.		19th Floor, 885 West Georgia Street
		Vancouver, B.C., V6C 3H4

5.	TERM OF LIMITED PARTNERSHIP

The term of the Limited Partnership continues until the earliest of:

(i)	the date on which the Limited Partnership is dissolved by written agreement of the Partners or otherwise dissolved pursuant to the terms of the Partnership Agreement; and

(ii)	the date on which the Limited Partnership is dissolved by operation of law.

6.	CAPITAL CONTRIBUTIONS BY LIMITED PARTNERS

The capital contributions to date by the limited partners of the Limited Partnership (“Limited Partners”) consists of 1,923,608 Class A voting Units of the Limited Partnership issued at $0.001 each, 1,693,250 Class B voting Units of the Limited Partnership issued at $10.00 each and 2,674,359 Class C voting Units of the Limited Partnership issued at $8.86 each.

Subject to Section 10 below, the interest in the Limited Partnership of the Partners shall be represented by:

(a)	an unlimited number of Class A Units;

(b)	an unlimited number of Class B Units;

(c)	an unlimited number of Class C Units;

(d)	an unlimited number of Class C2 Units;

(e)	an unlimited number of Class D Units (Series CDN$ and Series USD$);

(f)	an unlimited number of Class E-2 Units; and

(g)	one General Partner’s unit.

7.	ADDITIONAL CONTRIBUTIONS BY LIMITED PARTNERS

The Partnership Agreement contains a provision which stipulates that the Limited Partners cannot be required for any reason to make any additional capital contributions to the capital of the Limited Partnership beyond their respective initial contributions. The Limited Partners and the General Partner may make additional capital contributions subject to approval of the General Partner and subject further to (i) a right of first refusal afforded to the holders of Class D Units on any issuances of Units of a class that would rank in priority to the Class D Units in respect of distributions or repayment of capital; (ii) a right of first refusal afforded to the holders of Class B Units on any issuances of Class B Units; and (iii) a requirement of written consent of all holders of Class C2 Units on any issuances of Class C2 Units.

8.	PARTICIPATION IN PROFITS AND DISTRIBUTIONS

Profits and distributable cash (determined in accordance with the Partnership Agreement) arising from the Partnership will be allocated to the Limited Partners in accordance with the Partnership Agreement.

9.	RETURN OF CAPITAL CONTRIBUTION

No Limited Partner has any right to withdraw or make a demand for the withdrawal of any contribution to the Limited Partnership. Interim cash distributions may be made from time to time in the General Partner’s discretion. After the dissolution of the Limited Partnership, the net assets of the Limited Partnership will be distributed by the General Partner in accordance with the terms of the Partnership Agreement.

10.	SUBSTITUTED LIMITED PARTNERS

An assignment of an interest is considered a transfer for the purposes of the Partnership Agreement. A Limited Partner may only transfer all or part of its interest in the Limited Partnership if the General Partner consents to such transfer in writing. A Limited Partner may transfer all, but not less than all, of its interest in the Limited Partnership to a Permitted Transferee upon prior written notice to the General Partner, provided that no such transfer shall become effective until the Permitted Transferee executes and delivers to the General Partner an acknowledgement to be bound by the Partnership Agreement in the form attached as Schedule 3.6 to the Partnership Agreement or such other form as may be acceptable to the General Partner.

Any proposed sale by a Limited Partner of its Units, may in certain circumstances trigger piggy-back rights or a carry-along requirement, all as more particularly set out in the Partnership Agreement.

Any Limited Partners may grant a Lien on all but not less than all of the Units held by it, directly or indirectly, to a Canadian or United States chartered bank, trust company or other similar recognized and reputable Canadian or United States financial institution as security for any bona fide Debt of such Limited Partner, upon meeting certain conditions set out in the Partnership Agreement.

A Limited Partner shall be deemed to be an “Ineligible Limited Partner” immediately following the occurrence of a Triggering Event. Each Limited Partner grants to the Limited Partnership an irrevocable option, exercisable in the event that it becomes an Ineligible Limited Partner, to purchase for cancellation all but not less than all of the Units held by the Ineligible Limited Partner, all in accordance with the “Ineligible Limited Partners” provisions contained in the Partnership Agreement.

11.	ADDITIONAL LIMITED PARTNERS

Subject to (i) a right of first refusal afforded to the holders of Class D Units on any issuances of Units of a class that would rank in priority to the Class D Units in respect of distributions or repayment of capital, (ii)  a right of first refusal afforded to the holders of Class B Units on any issuances of Class B Units, and (iii) a requirement of written consent of all holders of Class C2 Units on any issuances of Class C2 Units, the General Partner is authorized to admit Limited Partners to the Limited Partnership on and after the date hereof, without having to obtain the consent of Limited Partners to any such admission, and to add any such Limited Partner who is admitted to the Limited Partnership on and after the date hereof to the Limited Partnership’s register of Limited Partners.

The General Partner shall not accept subscriptions from a subscriber unless the General Partner first receives from such subscriber:

(a)	cash or a certified cheque representing the full amount of the subscription price for the Units subscribed for; and

(b)	a duly completed and executed written acknowledgement of such subscriber to be bound by the terms of the Partnership Agreement, such acknowledgement to be in the form attached as Schedule 3.6 to the Partnership Agreement or such other form as may be acceptable to the General Partner.

The Limited Partners may transfer all or part of their Units to qualified persons who are not Limited Partners, subject to the written consent of the General Partner and providing that the qualified person delivers either an executed counterpart of the Partnership Agreement or a written acknowledgement to be bound by the terms of the Partnership Agreement, such acknowledgement to be in the form attached as Schedule 3.6 to the Partnership Agreement or such other form as may be acceptable to the General Partner.

12.	PRIORITY OF LIMITED PARTNERS

The respective rights of the holders of Class A Units, Class B Units, Class C Units, Class C2 Units, Class D Units and Class E-2 Units to the rights of first refusal, distributions of the Limited Partnership and to the return of capital contributions are as set out in the Partnership Agreement. Holders of Class B Units, Class C Units and Class E-2 Units are each entitled to one vote per such Unit held. Class A Units and Class C2 Units are non-voting and Class D Units are non-voting except in certain circumstances set out in the Partnership Agreement. Otherwise, no Unit has any preference or right over any other Unit and no Limited Partner has any greater right than any other Limited Partner.

13.	LIMITED PARTNERS’ RIGHT TO PROPERTY OTHER THAN CASH

Other than the entitlement to share in the profits and losses of the Limited Partnership, no Limited Partner has the right to demand to receive property other than cash in return for its capital contribution.

14.	SUBSTITUTED OR ADDITIONAL GENERAL PARTNER

The General Partner may resign on 120 days’ written notice to the Limited Partners.

One or more of the Limited Partners holding, collectively, in the aggregate not less than 75% of each class of the issued and outstanding Class B, C and E-2 Units then entitled to vote at a meeting of the Limited Partnership, by a written resolution in one or more counterparts signed by such holders, shall be entitled to remove the General Partner and to substitute a new general partner therefor upon the happening of any of the following occurrences:

(a)	the making of an assignment for the benefit of creditors generally by the General Partner, or the dissolution of the General Partner; or

(b)	substantial default of the General Partner under the provisions of the Partnership Agreement, which default remains unremedied for a period in excess of 120 days from the date of receipt of notice to remedy such default from any of the Limited Partners;

provided, however, that the right to remove a General Partner as the general partner of the Limited Partnership shall be conditional upon the Limited Partners appointing concurrently with such removal, a new general partner to assume all the responsibilities and obligations of the General Partner under the terms of the Partnership Agreement and provided further that all amounts owing by the Limited Partnership to the former General Partner have been paid in full. Such appointment shall require the consent of one or more Limited Partners holding, collectively, an aggregate of not less than 75% of each class of all of the issued and outstanding Class B, C and E-2 Units then entitled to vote at a meeting of the Limited Partnership, by a written resolution in one or more counterparts signed by such holders.

THIS CERTIFICATE is hereby certified correct and executed by the General Partner effective as of July 18, 2024.

RED MOUNTAIN VENTURES G.P. LTD.

Per:	/s/ Howard Katkov
Authorized Signatory